Exhibit 99.1

CONTACT:

Jane F. Casey
Vice President, Investor Relations
(203) 661-1926, ext. 6619

ROBERT B. GOERGEN, JR. NAMED AS BLYTH, INC.’S NEW CEO

GREENWICH, CT, November 18, 2013: Blyth, Inc. (NYSE: BTH), a direct to consumer company and leading designer and marketer of health & wellness and beauty products and candles and accessories for the home sold through the direct selling and direct marketing channels, today announced that Robert B. Goergen, Jr. has been named Chief Executive Officer and elected to its Board of Directors. Mr. Goergen, Jr. will remain President, PartyLite Worldwide, a position he has held since January, 2012, and continue to oversee all facets of the party plan direct seller of candles and accessories for the home. He will also continue to serve on the ViSalus Board of Directors and to oversee Silver Star Brands, Blyth’s catalog and Internet retailer.
Mr. Goergen. Jr. joined Blyth in 2000 and over the next decade championed the initiatives to expand Blyth’s direct-to-consumer presence, leading Blyth’s entry into the Catalog & Internet channel with the acquisitions of a series of general merchandise and health and wellness brands. While overseeing the expansion of direct selling, Mr. Goergen, Jr. oversaw the divestitures that completed Blyth’s strategic transformation to a direct-to-consumer business. He also served as Blyth’s President and Chief Operating Officer for the past year.
Blyth’s founder, Robert B. Goergen, will continue to serve as Executive Chairman of the Blyth Board and Chairman of the ViSalus Board of Directors which oversees Blyth’s Health & Wellness segment. Other members of the ViSalus Board include Ryan Blair, CEO of ViSalus, Todd Goergen, Chief Strategy Officer of ViSalus and Rich Riley, an independent director.
James M. McTaggart, Chairman of Blyth’s Nominating and Governance Committee, said, “The Board is pleased to have successfully structured a CEO transition that allows Bob Goergen to continue his partnership with the ViSalus management team as they strive to re-launch North America and broaden ViSalus’s product and geographic reach. His notable and enduring entrepreneurial experience will continue to provide counsel to Ryan Blair and his senior management team. Moreover, Bob’s leadership of the ViSalus Board will allow Rob to continue to focus his energy on the resurgence of PartyLite as well as oversee the Silver Star Brands evolution into a leading multi-channel, multi-brand marketer. We are confident that this dual approach of having two talented executives focusing on key business initiatives will help Blyth better achieve its growth goals as a direct-to-consumer global marketer.”

Blyth, Inc., headquartered in Greenwich, CT, USA, is a direct to consumer business focused on the direct selling and direct marketing channels. It designs and markets health and wellness products, candles and accessories for the home through the direct selling channel, utilizing both the network marketing and home party plan methods. The Company also designs and markets household convenience items and personalized gifts through the catalog/Internet channel. Its products are sold direct to the consumer under the ViSalus®, PartyLite® and Two Sisters Gourmet by PartyLite® brands and to consumers in the catalog/Internet channel under the Miles Kimball®, Walter Drake®, Easy Comforts®, As We Change® and Exposures® brands.

Blyth, Inc. may be found on the Internet at www.blyth.com.

 This press release contains forward-looking statements. Forward-looking statements are identifiable by words or phrases such as "anticipates," "intends," "expects," "believes" and "will," and similar words and phrases. Forward-looking statements are subject to a number of factors that could cause actual results and/or the timing of events to differ materially from those set forth in this press release. Additional information about the risk factors to which we are exposed and other factors that may adversely affect these forward-looking statements is contained in our reports and filings with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2013. Investors should not place undue reliance on forward-looking statements as predictions of future results. We undertake no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this press release except as otherwise required by law.

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